Exhibit 99.1

NEWS RELEASE for May 13, 2009 at 4:00 PM EDT
Contact:	Allen & Caron Inc	Gail Itow
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS FIRST QUARTER RESULTS

IRVINE, CA (May 13, 2009) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the first quarter ended April 4, 2009.  Revenues for the first quarter ended April 4, 2009, were $2.2 million compared to $13.1 million for the first quarter ended March 29, 2008.  The decline in revenues was driven by a sharp reduction in demand from the Company’s current customer base, ramp down of certain projects and the slower than expected growth in sales of the Company’s flash products.  The Company continues to transition to a new business strategy focused on the development of high-margin subsystems based on custom logic devices.

Negative gross profit for the first quarter ended April 4, 2009, was $537,000, or a negative gross margin of 25 percent, compared with a gross profit of $3.1 million, or a gross margin of 24 percent, in the year-earlier period.

Net loss for the first quarter ended April 4, 2009, was $3.8 million, or $0.19 loss per share, compared to a net loss in the prior year period of $584,000, or $0.03 loss per share.  Fully diluted weighted-average shares outstanding for the first quarter ended April 4, 2009, were 19.9 million, compared to 19.8 million in the corresponding year-earlier period.  These results include stock-based compensation expense in the first quarter ended April 4, 2009 of $307,000, compared with $244,000 in the prior year period.

During the first quarter, the Company remained focused on preserving cash.  As of April 4, 2009, cash, cash equivalents, and investments in marketable securities were $20.6 million, total assets were $30.8 million, working capital was $19.4 million, total long-term debt was $48,000, and stockholders’ equity was $26.7 million.

“We continue to make steady progress in the development of custom semiconductor logic devices, which will enable the next-generation of industry-leading high-density, high-speed, low-power memory subsystems,” Chief Executive Officer Chun K. Hong said.  “Current and potential OEM customers’ reception to these new technologies has been encouraging, and we remain on track to roll these out late in the year.  In the meantime, we have been successful in managing our cash so that we have ample resources to develop, market and manufacture these new products in high volume.”

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 4:00 p.m. Pacific Time/7:00 pm Eastern Time to discuss and review the financial results for the first quarter ended April 4, 2009.  The dial-in number for the call is 1-877-941-2928.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

About Netlist, Inc.

Netlist designs and manufactures high-performance chip-based and non-chip based memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer demand, including delays in product qualifications; delays in our and our customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated March 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	April 4,	March 29,
	2009	2008

Net sales	$2,162	$13,104
Cost of sales(1)	2,699	9,973
Gross (loss) profit	(537)	3,131
Operating expenses:
Research and development(1)	1,614	1,576
Selling, general and administrative(1)	1,935	3,468
Total operating expenses	3,549	5,044
Operating loss	(4,086)	(1,913)
Other income (expense):
Interest income, net	82	239
Other income (expense), net	175	(91)
Total other income, net	257	148
Loss before provision (benefit) for income taxes	(3,829)	(1,765)
Provision (benefit) for income taxes	18	(1,181)
Net loss	$(3,847)	$(584)
Net loss per common share:
Basic	$(0.19)	$(0.03)
Diluted	$(0.19)	$(0.03)
Weighted-average common shares outstanding:
Basic	19,855	19,820
Diluted	19,855	19,820

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$29	$14
Research and development	58	23
Selling, general and administrative	220	207

MORE-MORE-MORE

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	April 4,	January 3,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$8,563	$15,214
Investments in marketable securities	11,077	5,199
Accounts receivable, net	895	1,917
Inventories	1,322	1,829
Income taxes receivable	647	1,880
Prepaid expenses and other current assets	786	761
Total current assets	23,290	26,800

Property and equipment, net	6,272	6,939
Long-term investments in marketable securities	981	960
Other assets	225	234
Total assets	$30,768	$34,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,320	$1,786
Current portion of long-term debt	433	474
Current portion of deferred gain on sale and leaseback transaction	118	118
Accrued expenses and other current liabilities	2,045	2,083
Total current liabilities	3,916	4,461
Long-term debt, net of current portion	48	130
Deferred gain on sale and leaseback transaction, net of current portion	78	108
Total liabilities	4,042	4,699

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value - 90,000 shares authorized; 19,855	20	20
Additional paid-in capital	69,690	69,383
Accumulated deficit	(42,960)	(39,113)
Accumulated other comprehensive loss	(24)	(56)
Total stockholders’ equity	26,726	30,234
Total liabilities and stockholders’ equity	$30,768	$34,933

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